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                                                                      EXHIBIT 11

                       AMERICAN ONCOLOGY RESOURCES, INC.
                STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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                                             THREE MONTHS         SIX MONTHS
                                            ENDED JUNE 30,      ENDED JUNE 30,
                                            1997      1996      1997       1996
                                          --------  --------  ---------  --------
NET INCOME..............................  $ 5,719   $ 4,060    $10,791   $ 8,507
                                          =======   =======    =======   =======

OUTSTANDING AT END OF PERIOD:
  Shares of Common Stock................   28,650    28,342     28,650    28,342
  Commitments to issue Common Stock at
   specific future dates................   16,942    15,805     16,942    15,805

  Effect of weighting...................     (124)     (261)      (562)     (626)
                                          -------   -------    -------   -------
                                           45,468    43,886     45,030    43,521

Options to purchase Common Stock........    5,422     5,161      5,422     5,161
Effect of treasury stock method.........   (2,459)   (1,492)    (2,540)   (1,235)
                                          -------   -------    -------   -------
Total shares used in per share
 calculation............................   48,431    47,555     47,912    47,447
                                          =======   =======    =======   =======
Net income per share....................    $0.12   $  0.09      $0.23   $  0.18
                                          =======   =======    =======   =======
ASSUMING FULL DILUTION:
  Outstanding per above.................   48,431    47,555     47,912    47,447
  Additional dilution resulting from
   use of period end price per share if
   higher than average..................      377                  188
                                          -------    -------   -------   -------

Total shares used in per share
 calculation............................   48,808    47,555     48,100    47,447
                                          =======   =======    =======   =======
Net income per share....................    $0.12   $  0.09      $0.22   $  0.18
                                          =======   =======    =======   =======
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